As filed with the Securities and Exchange Commission on January 22, 2019

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Green Growth Brands Inc.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not Applicable	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable)

Green Growth Brands Inc.

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9 Canada

647-495-8798

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, NY 10011

(617) 531-5824

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies of all communications, including communications sent to agent for service, should be sent to:

Kent Kiffner

General Counsel

Green Growth Brands Inc.

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9 Canada

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. ☒	at some future date (check the appropriate box below)

1. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, without par value	402,313,865	US$ 1,710,230,760.92	US$ 207,279.97

(1)

Represents the maximum number of common shares of Green Growth Brands Inc. (formerly known as Xanthic Biopharma, Inc.) (“Green Growth” or the “Registrant”), a corporation under the laws of the Province of Ontario, issuable upon consummation of the exchange offer for all of the issued and outstanding common shares (the “Common Shares”) of Aphria Inc. (“Aphria”) on a fully-diluted basis, other than any Common Shares owned directly or indirectly by Green Growth and its affiliates, calculated as the product of (a) 256,022,569, which is the estimated number of Common Shares of Aphria outstanding on a fully-diluted basis as of January 16, 2019, other than any Common Shares owned directly or indirectly by Green Growth and its affiliates and (b) the exchange ratio of 1.5714 common shares of the Registrant for each Common Share of Aphria.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) Cdn$ 8.85 (US$ 6.68), which is the market value per Common Share of Aphria (based upon the average of the high and low sales prices reported for such Common Shares on the Toronto Stock Exchange on January 16, 2019), and (ii) 256,022,569, which is the estimated number of Common Shares of Aphria on a fully-diluted basis as of January 16, 2019, other than any Common Shares owned directly or indirectly by Green Growth and its affiliates. For purposes of this calculation, Cdn$ 1.00 = US$ 0.7548, which is the inverse of the exchange rate for Canadian dollars published by the Bank of Canada on January 16, 2019 (US$ 1.00 = Cdn$ 1.3248).

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1. Home Jurisdiction Document.

This registration statement on Form F-10 (this “Registration Statement”) is filed by Green Growth.

This Registration Statement relates to the offer to purchase (the “Offer”) by Green Growth for all of the issued and outstanding common shares (the “Common Shares”) of Aphria Inc. (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Green Growth and its affiliates. The Offer is subject to the terms and conditions set forth in Green Growth’s Offer to Purchase and Take-Over Bid Circular dated January 22, 2019 (the “Offer and Circular”), a copy of which is attached hereto as Exhibit 1.1.

The information set forth in the Offer and Circular, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a Registration Statement on Form F-10, and is supplemented by the information specifically provided herein.

Item 2. Additional Information.

See the financial statements included or incorporated by reference in the Offer and Circular.

Item 3. Informational Legends.

See “Notice to Holders in the United States” in the Offer and Circular.

Item 4. Incorporation of Certain Information by Reference.

See “Documents Incorporated by Reference and Further Information” in the Offer and Circular. As required by this Item, the Offer and Circular provides that copies of the documents incorporated therein by reference may be obtained on request without charge from the Corporate Secretary of Green Growth at 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9 or may be obtained on SEDAR at www.sedar.com.

Item 5. List of Documents filed with the Commission.

See “Documents Filed as Part of the Registration Statement” in the Offer and Circular.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors or Officers.

The directors of Green Growth are indemnified by Green Growth in accordance with applicable laws and regulations.

Under the Business Corporations Act (Ontario) (the “OBCA”), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful. Any such individual is entitled to indemnification from a corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

Pursuant to its by-laws, Green Growth is required to indemnify the individuals referred to above and the heirs and legal representatives of such individuals in substantially the manner set out in the OBCA.

Green Growth maintains, at its expense, a directors’ and officers’ liability insurance policy that provides protection for its directors and officers against liability incurred by them in their capacities as such, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of Green Growth.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted for directors, officers or persons controlling Green Growth pursuant to the foregoing provisions, Green Growth has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy in the United States, as expressed in the Securities Act, and is therefore unenforceable.

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EXHIBITS

Exhibit No.	Description

1.1	Offer and Circular.*

1.2	Form of Letter of Transmittal.*

1.3	Form of Notice of Guaranteed Delivery.*

2.1	Press release, dated December 27, 2018 relating to Green Growth Brands Inc.’s intention to make an offer for all outstanding common shares of Aphria.**

2.2	Press release, dated December 31, 2018 relating to Green Growth Brands Inc.’s reaffirmation of its commitment to launch a takeover bid for Aphria.**

2.3	Press release, dated January 22, 2019, titled “Green Growth Brands Files Offer and Circular for Aphria Inc.; Formal Take-over Bid to Commence on January 23, 2019; Receives Commitment for $150 Million Equity Investment.”*

3.1	The Annual Information Form of Xanthic Biopharma, Inc. (“Xanthic”), dated November 26, 2018, in respect of the financial year ended June 30, 2018.*

3.2	The Audited Consolidated Financial Statements of Xanthic for the year ended June 30, 2018 and related notes together with the independent auditors report thereon, and the management’s discussion and analysis in connection therewith.*

3.3	The Unaudited Condensed Interim Consolidated Financial Statements of Xanthic for the three months ended September 30, 2018 and related notes, and the interim management’s discussion and analysis in connection therewith.*

3.4	The Material Change Report of Xanthic, dated July 17, 2018, in respect of the entering into of the arm’s length business combination agreement, dated July 13, 2018, between Xanthic and Green Growth Brands Ltd.*

3.5	The Material Change Report of Xanthic, dated November 16, 2018, in respect of the completed business combination of Xanthic and Green Growth Brands Ltd.*

3.6	The Material Change Report of Xanthic, dated December 12, 2018, in respect of Xanthic’s entering into of a membership interest purchase agreement, dated December 10, 2018, in connection with the purchase by Xanthic of all of the issued and outstanding membership interests of Just Healthy LLC.*

3.7	The Material Change Report of Xanthic, dated December 18, 2018, in respect of the entering into on December 12, 2018 by Xanthic of definitive agreements to acquire a cultivation facility operated by Wellness Orchards of Nevada LLC and Panorama WON LLC located in Pahrump, Nevada.*

3.8	The Material Change Report of Xanthic, dated December 18, 2018, in respect of Xanthic’s agreement to accept an irrevocable option (“Henderson Option”) to acquire all of the membership interests of Henderson Organic Remedies, LLC (“Henderson Organic”) together with the right to all of Henderson Organic’s free cash flow until exercise of the Henderson Option.*

3.9	The Business Acquisition Report of Xanthic, dated September 24, 2018, in respect of the entering into of a binding letter agreement with management of Green Growth Brands Ltd. concerning (i) an arm’s length business combination; and (ii) the acquisition by GGB Nevada LLC of 100% of the outstanding membership interests of Nevada Organic Remedies LLC.*

3.10	The Management Information Circular of Aurquest Resources Inc., dated January 11, 2018, in respect of the annual and special meeting of shareholders of Aurquest Resources Inc. held on February 16, 2018.*

3.11	The Management Information Circular of Xanthic, dated October 12, 2018, in respect of the annual and special meeting of shareholders of Xanthic held on November 2, 2018.*

4.1	Consent of MNP LLP*

4.2	Consent of MNP SENCRL SRL*

4.3	Consent of Norton Rose Fulbright Canada LLP*

5.1	Power of Attorney of certain officers and directors of the Registrant (included on signature pages)

*	Filed herewith.
**	Incorporated herein by reference to Form 425 previously filed with the SEC on January 3, 2019.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the U.S. Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the SEC a written irrevocable consent and power of attorney on Form F-X. Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, Ohio, United States on January 22, 2019.

Green Growth Brands Inc.

/s/ Peter Horvath
Peter Horvath
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Horvath and David Bhumgara, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in each person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Peter Horvath Peter Horvath	Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2019

/s/ David Bhumgara David Bhumgara	Chief Financial Officer (Principal Financial Officer)	January 22, 2019

/s/ David Bhumgara David Bhumgara	Controller (Principal Accounting Officer)	January 22, 2019

/s/ Tim Moore Tim Moore	Director	January 22, 2019

/s/ Carli Posner Carli Posner	Director	January 22, 2019

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AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Peter Horvath Peter Horvath	Authorized Representative in the United States	January 22, 2019

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